EXHIBIT 10(AD) - MATERIAL CONTRACTS

Supplement to Exchange Agreement

On or about November 17, 1998, National Western Life Insurance Company ("National Western"), a Colorado insurance company, and Alternative Benefit Management, Inc. ("ABM"), a Nevada corporation, inter alia, entered into an Exchange Agreement (the "Exchange Agreement").

National Western and ABM intended for the Exchange Agreement to transfer all of National Western's non-qualified supplemental benefit plan obligations to ABM in consideration for a cash contribution from National Western to ABM.

Unfortunately, the non-qualified supplemental benefit plan obligation for the former employee of National Western was omitted from the assignment and assumption of plan obligations and the associated cash contributions calculations.

National Western and ABM intend to correct this oversight. Accordingly, National Western and ABM hereby agree as follows:

    In exchange for cash contribution of eight thousand nine hundred forty-eight and 33/100 dollars ($8,948.33) payable from National Western to ABM upon execution of this Supplement, ABM assumes the liabilities associated with and the Charles S. LaShelle as if such liabilities and administration were a part of the original Exchange Agreement.
    The Exchange Agreement will not be altered, amended or modified in any way except as specifically described herein.

Executed this 12th day of April, 2002.

Alternative Benefit Management, Inc.

\S\ Steve Pavlicek
By: Steve Pavlicek
It: Senior Vice President & Controller

National Western Life Insurance Company

\S\ James P. Payne
By: James P. Payne
It: Senior Vice President-Secretary